SPECIAL MEETING OF SHAREHOLDERS PRINCIPAL SMALLCAP FUND, INC.
                             HELD NOVEMBER 2, 1999

1.  Election of the Board of Directors.

                            For              Withheld

    Aschenbrenner        2,870,563             56,009
    Davis                2,869,920             56,652
    Eucher               2,870,713             55,859
    Ferguson             2,868,226             58,346
    Gilbert              2,867,356             59,216
    Griswell             2,868,734             57,838
    Kimball              2,868,585             57,987
    Lukavsky             2,866,708             59,864

2. Ratification of selection of Ernst & Young LLP as independent public auditors.

          In Favor            Opposed               Abstain

         2,871,127            27,015                28,430

3.  Amendment of Management Agreement to:
    A. Provide transfer agency services through a separate agreement.

          In Favor            Opposed               Abstain

         2,794,222            83,685                48,665

    B. Clarify changes to delegation provision.

          In Favor            Opposed               Abstain

         2,811,143            62,346                53,083

4.  Approval of changes to fundamental investment restrictions regarding:
    D. Diversification.

         In Favor       Opposed      Abstain   Broker Non-Votes

       2,740,528       55,755       31,905         98,384